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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement (Nos. 333-59567 and 333-59567-01) of Yorkshire Power Group Limited of our report dated June 10, 1998, except for Note 1, as to which the date is June 30, 1998, appearing in the Prospectus, which is part of such Registration Statements and of our report dated June 10, 1998 except for Note 1, as to which the date is June 30, 1998 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Deloitte & Touche LLP

Columbus, Ohio

August 19, 1998